                                                                    Exhibit 10.2

                                PROMISSORY NOTE


$6,172,442.50                                     Miami, Florida

                                                  Dated: September 19/th/, 2001

     FOR VALUE RECEIVED the undersigned, CENTURY BUILDERS GROUP, INC., a Florida corporation ("Maker"), promises to pay to the order of CENTURY PARTNERS GROUP, LTD., a Florida limited partnership (the "Holder"), or their successors or assigns at 7270 NW 12th Street, Suite 410, Miami, Florida 33126, or such other place as the Holder hereof may from time to time designate in writing, the principal sum of Six Million One Hundred Seventy Two Thousand Four Hundred Forty Two Dollars and 50/100 ($6,172,442.50), with interest thereon from the date of September 19/th/, 2001, as hereafter provided under this Note, to be paid in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment; said principal and interest to be paid as follows:

     Principal shall bear interest from the effective date of this Note at a fixed rate of interest equal to Seven Percent (7%) per annum, upon the principal balance from time to time outstanding.

     Principal and interest repayments shall prior to the Maturity Date defined below, be as determined by the Holder and by written demand to the Maker, provided Maker has sufficient cash flow from its operations to make said payments. The principal balance outstanding, plus any unpaid, accrued interest, shall be due and payable on September 19/th/, 2004 (the "Maturity Date").

     This Note is being executed pursuant to that certain Assignment of Purchase and Sale Agreement and Assumption of Rights and Obligations ("Assignment") of even date herewith between Maker and Holder, and to evidence certain indebtedness between Maker and Holder as set forth in the Assignment.

     Maker may make prepayment(s) hereunder at any time from time to time without premium or penalty, and the amount of any such partial prepayment shall be applied first against any unpaid accrued interest, and then against principal in the inverse order of maturity, and any prepayment in whole shall be accompanied by an amount equal to the interest accrued thereon to the date of receipt of such prepayment by Holder in collected funds.

     The occurrence of the following or any of the following shall constitute an "Event of Default" hereunder, and shall entitle Holder, at its option, to execute any or all of its remedies: If any payment of the principal sum above mentioned, or any interest thereon, not be made as above provided; or upon the insolvency, bankruptcy, recapitalization, reorganization or dissolution of any Maker; then, in any or all such Events of Default, the entire amount of principal of this Note, with all interest then accrued, shall at the option of the Holder of this Note and without notice (Maker hereby expressly waives notice of such default), become and be fully due and payable. After the Maturity Date of this Note, whether through acceleration or otherwise, as after the maturity or due date of any installment, interest shall accrue on the principal balance remaining unpaid, or any unpaid installment, as the case may be, at the highest lawful rate until paid.

     As to this Note, the Maker, any endorser, and any person otherwise liable hereunder severally waive all applicable exemption rights, whether under the State Constitution, or otherwise, and also severally waive presentment, protest and demand, notice of protest, demand and dishonor, and suit against any Maker, or other obligor, and expressly agree that the Maturity Date of this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Maker, or any endorsers. The remedies of Holder as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively or together, at Holder's sole discretion.

     Nothing herein contained, nor in any instrument or transaction related hereto, shall be construed or so operate as to require Maker, or any person liable for the payment of the indebtedness evidenced by this Note, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by the

Maker, or any party liable for the payment of the indebtedness evidenced by this Note, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by the Holder hereof, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by the Holder hereof to Maker and to any parties liable for the payment of the indebtedness evidenced by this Note, it being the intent of the parties hereto that under no circumstances shall the Maker, or any party liable for the payment of the loan made hereunder, be required to pay interest in excess of the highest rate permissible under applicable law, as amended from time to time.

     Maker agrees to pay Holder, upon demand, all costs and expenses arising out of or in connection with any request of Maker or any third party concerning Maker, and arising out of or in connection with the interpretation, collection or enforcement of Maker's obligations to Holder, including but not limited to, reasonable attorneys' fees of any suit, out of court, in trial, on appeal, in bankruptcy proceedings as otherwise, incurred or paid by Holder in enforcing this Note as preserving any right or interest of Holder hereunder.

     MAKER AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVE THE RIGHT WHICH EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, LITIGATION OR COUNTERCLAIM BASED HEREON, OR ARISING OUT OF, UNDER, ON OR IN CONNECTION WITH THIS NOTE, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER EXTENDING CREDIT TO MAKER.

     This Note is to be construed according to the applicable laws of the State of Florida and the United States of America. Time is of the essence in all matters herein.


                                    MAKER:

                                    CENTURY BUILDERS GROUP, INC.,
                                    a Florida corporation


                                    By: /s/ Sergio Pino
                                       -----------------------------
                                    Name:  Sergio Pino
                                         ---------------------------
                                    Title: Chairman of The Board and
                                          --------------------------
                                           Chief Executive Officer
                                          --------------------------


                                    Attest:

                                    /s/ KEYLA ALBA REILLY
                                    --------------------------------
                                    KEYLA ALBA REILLY, Secretary